Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-116586

Supplement No. 6

(Dated March 7, 2006)

to

Exabyte Corporation Prospectus

Dated April 26, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 24, 2006

Date of Report (Date of earliest event reported)

EXABYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-18033	84-0988566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2108 55th Street

Boulder, Colorado 80301

(Address of principal executive offices)

(303) 442-4333

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 4 – MATTERS RELATED TO ACCOUNTANTS AND FINANCIAL STATEMENTS

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On October 31, 2005, Exabyte Corporation (the Company) completed the sale of 10% Secured Convertible Subordinated Notes and warrants (the Convertible Notes) for total gross proceeds of $9.5 million. In evaluating the accounting treatment for this transaction, and the related impact on the accounting for, and the financial statement presentation of, the Company’s Series AA Preferred Stock and warrants (Series AA) issued on May 3, 2004, including consultation with the Office of Chief Accountant of the Securities Exchange Commission, the Company also reviewed its original accounting for the Series AA transaction. Upon review and after discussion with the Company’s independent auditors, on February 24, 2006, the Audit Committee of the Company’s Board of Directors determined that the accounting for the Series AA transaction should be revised, whereby the Series AA will be classified as temporary equity rather than permanent equity, and certain features and components of the Series AA transaction will be separately accounted for as embedded and freestanding derivative instruments under the provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and Emerging Issues Task Force issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The revised accounting will result in adjustments to the Company’s previously issued consolidated financial statements as of and for the three months ended June 30, September 30 and December 31, 2004, the year ended December 31, 2004, and the three months ended March 31, June 30 and September 30, 2005. Management is in the process of finalizing the accounting and the adjustments to such financial statements. In addition to the reclassification of the Series AA, in the amount of $44.9 million, from permanent equity to temporary equity, and the additional decrease in stockholders’ equity relating to the recording of liabilities for the various derivative instruments, the Company expects to record initial and periodic non-cash charges and credits in the aforementioned financial statements to account for the derivative instruments at estimated fair value, and such non-cash charges and credits are expected to be material.

The Company will include the adjusted financial information for the periods noted above in its Form 10-K for the year ended December 31, 2005, which is currently expected to be filed no later than March 31, 2006. The Company does not intend to issue a press release or Form 8-K filing regarding operating results for the fourth quarter of 2005 and the year ended December 31, 2005, until the 2005 Form 10-K filing is completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

EXABYTE CORPORATION
(Registrant)
Date	February 28, 2006	By	/s/ Carroll A. Wallace
Carroll A. Wallace
Chief Financial Officer

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